Exhibit 16.1

Securities and Exchange Commission	December 3, 2010
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read item 4.01 of Form 8-K dated November 29, 2010, of Hoku Corporation and are in agreement with the statements contained in the second sentence of the first paragraph and the second, third and fourth paragraphs under Item 4.01 on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP